Filed Pursuant to Rule 433

Registration No. 333-216046

FINAL TERM SHEET

Philip Morris International Inc.

Dated February 15, 2017

1.625% Notes due 2019 Floating Rate Notes due 2020 2.000% Notes due 2020 2.625% Notes due 2022

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:

1.625% Notes due February 21, 2019 (the “2019 Notes”)

Floating Rate Notes due February 21, 2020 (the “2020 FRN”)

2.000% Notes due February 21, 2020 (the “2020 Notes”)

2.625% Notes due February 18, 2022 (the “2022 Notes”)

Aggregate Principal Amount:	2019 Notes: $700,000,000 2020 FRN: $300,000,000 2020 Notes: $1,000,000,000 2022 Notes: $500,000,000

Maturity Date:	2019 Notes: February 21, 2019 2020 FRN: February 21, 2020 2020 Notes: February 21, 2020 2022 Notes: February 18, 2022

Coupon:	2019 Notes: 1.625% 2020 FRN: N/A 2020 Notes: 2.000% 2022 Notes: 2.625%

Interest Payment Dates:

2019 Notes: Semi-annually on each February 21 and August 21, commencing August 21, 2017

2020 FRN: Quarterly on each February 21, May 21, August 21 and November 21, commencing May 21, 2017

2020 Notes: Semi-annually on each February 21 and August 21, commencing August 21, 2017

2022 Notes: Semi-annually on each February 18 and August 18, commencing August 18, 2017

Spread to LIBOR:	2019 Notes: N/A 2020 FRN: +42 bps 2020 Notes: N/A 2022 Notes: N/A

Designated LIBOR Page:	2019 Notes: N/A 2020 FRN: Reuters Page LIBOR 01 2020 Notes: N/A 2022 Notes: N/A

Index Maturity:	2019 Notes: N/A 2020 FRN: 3 months 2020 Notes: N/A 2022 Notes: N/A

Index Reset Dates:	2019 Notes: N/A 2020 FRN: February 21, May 21, August 21 and November 21 2020 Notes: N/A 2022 Notes: N/A

Initial Interest Rate:	2019 Notes: N/A 2020 FRN: 3 month LIBOR plus 42 bps, determined on the second London banking day prior to February 21, 2017 2020 Notes: N/A 2022 Notes: N/A

Price to Public:	2019 Notes: 99.746% of principal amount 2020 FRN: 100.000% of principal amount 2020 Notes: 99.388% of principal amount 2022 Notes: 99.416% of principal amount

Underwriting Discount:	2019 Notes: 0.150% 2020 FRN: 0.200% 2020 Notes: 0.200% 2022 Notes: 0.300%

Net Proceeds:	2019 Notes: $697,172,000 (before expenses) 2020 FRN: $299,400,000 (before expenses) 2020 Notes: $991,880,000 (before expenses) 2022 Notes: $495,580,000 (before expenses)

Benchmark Treasury:	2019 Notes: 1.125% due January 31, 2019 2020 FRN: N/A 2020 Notes: 1.375% due February 15, 2020 2022 Notes: 1.875% due January 31, 2022

Benchmark Treasury Price/Yield:	2019 Notes: 99-24 / 1.255% 2020 FRN: N/A 2020 Notes: 99-14+ / 1.562% 2022 Notes: 99-13 / 2.001%

Spread to Benchmark Treasury:	2019 Notes: + 50 basis points 2020 FRN: N/A 2020 Notes: + 65 basis points 2022 Notes: + 75 basis points

Yield to Maturity:	2019 Notes: 1.755% 2020 FRN: N/A 2020 Notes: 2.212% 2022 Notes: 2.751%

Optional Redemption:

2019 Notes:

At any time: Make-whole redemption at Treasury plus 10 bps

2020 FRN: N/A

2020 Notes:

At any time: Make-whole redemption at Treasury plus 10 bps

2022 Notes:

Prior to January 18, 2022: Make-whole redemption at Treasury plus 12.5 bps

On or after January 18, 2022: Redemption at par

Settlement Date (T+3):	February 21, 2017

CUSIP/ISIN:

2019 Notes: CUSIP Number: 718172 BW8

 ISIN Number: US718172BW83

2020 FRN:  CUSIP Number: 718172 BY4

 ISIN Number: US718172BY40

2020 Notes: CUSIP Number: 718172 BX6

 ISIN Number: US718172BX66

2022 Notes: CUSIP Number: 718172 BZ1

 ISIN Number: US718172BZ15

Listing:	Application will be made to list the 2019 Notes, the 2020 FRN, the 2020 Notes and the 2022 Notes on the New York Stock Exchange

Joint Book-Running Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. ING Financial Markets LLC

Joint Co-Managers:	BBVA Securities Inc. UBS Securities LLC

Allocations:	2019 Notes	2020 FRN	2020 Notes	2022 Notes
BNP Paribas Securities Corp.	$128,800,000	$55,200,000	$184,000,000	$92,000,000
Citigroup Global Markets Inc.	128,800,000	55,200,000	184,000,000	92,000,000
Credit Suisse Securities (USA) LLC	128,800,000	55,200,000	184,000,000	92,000,000
Deutsche Bank Securities Inc.	128,800,000	55,200,000	184,000,000	92,000,000
ING Financial Markets LLC	128,800,000	55,200,000	184,000,000	92,000,000
BBVA Securities Inc.	28,000,000	12,000,000	40,000,000	20,000,000
UBS Securities LLC	28,000,000	12,000,000	40,000,000	20,000,000
Total	$700,000,000	$300,000,000	$1,000,000,000	$500,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll free at 1-800-854-5674, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 and Deutsche Bank Securities Inc. toll free at 1-800-503-4611.